Exhibit 99.1

21ST CENTURY ONCOLOGY HOLDINGS, INC.

21st Century Oncology Contact: LeAnne M. Stewart Chief Financial Officer 239-931-7281 leanne.stewart@21co.com	Investor Contact: The Ruth Group Nick Laudico 646-536-7030 nlaudico@theruthgroup.com Brandon Vazquez 646-536-7032 bvazquez@theruthgroup.com

21st Century Oncology Appoints Robert W. Miller to Board of Directors

FORT MYERS, FL, December 21, 2015 – 21st Century Oncology Holdings, Inc. (the “Company”), the largest global, physician led provider of integrated cancer care services, announced that on December 15, 2015, the Board of Directors (the “Board”) increased the size of the Board from seven to eight members and appointed Robert W. Miller as an independent member of the Board, effective immediately. The Board also appointed Mr. Miller as the Chairperson of its Compliance and Quality Committee.

Dr. Daniel Dosoretz, Founder, President and Chief Executive Officer, commented, “We are pleased to add Mr. Miller to our Board of Directors.  His extensive expertise in governance, compliance and audit will be an important asset to our current board.”

Mr. Miller, age 74, was a partner in the law firm of King & Spalding from 1985 until his retirement in 1997.  In addition, Mr. Miller has served on the board of directors of SunCrest Healthcare, an operator of home health agencies, since 2013. Mr. Miller previously served as a director of QuadraMed Corporation, from 2003 to 2010, where he was a member of the Audit Committee and the Chairman of the Compensation Committee, and as a director of Sonic Innovation, from 2006 to 2010, where he was a member of the Audit Committee and chairman of the Nominating and Governance Committee. Mr. Miller served on the Nonprofit Board of Directors of Grady Memorial Hospital in Atlanta, Georgia, where he served as Chairperson of its Audit Committee, from 2008 to 2014. In addition, he has served as an Adjunct Professor of Law at Emory University School of Law and Editor-in-Chief of the Journal of Health and Life Sciences Law. Mr. Miller has a B.A. from the University of Georgia and an LL.B. from Yale Law School.

About 21st Century Oncology Holdings, Inc.

21st Century Oncology Holdings, Inc. is the largest global, physician led provider of integrated cancer care services. The Company offers a comprehensive range of cancer treatment services, focused on delivering academic quality, cost-effective patient care in personal and convenient settings. As of September 30, 2015, the Company operated 182 treatment centers, including 146 centers located in 17 U.S. states and 36 centers located in seven countries in Latin America.

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